 EXHIBIT 10.2

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”), dated as of February 25, 2013, is by and between GOLD AMERICAN MINING CORP., a Nevada corporation (the “Company”) and Michael Ahlin (hereinafter referred to as the “Executive”).

Introduction

The Company desires that the Executive perform services for the Company pursuant to the terms and conditions set forth herein.  The Executive will have significant access to information concerning the Company and its business.  The disclosure of such information or the engaging in competitive activities would cause substantial harm to the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term.  The initial term of this Agreement (the “Initial Term”) shall commence on the date of the signing of this agreement by both parties (the “Effective Date”), and continue for two years thereafter (unless this Agreement is terminated earlier in accordance with Section 10 below).  Upon the expiration of the Initial Term, this Agreement shall be automatically renewed for consecutive one-year terms, unless a party hereto gives the other party written notice of non-renewal, which notice must be received no later than 60 days prior to the expiration of the Term.  The Initial Term, together with any extension thereof, is sometimes referred to herein as the “Term.”

2. Duties.  The Executive will serve as a Director and Chief Executive Officer of the Company and shall have duties of an executive nature that are attendant to his position as described in the by-laws of the Company and as may be reasonably assigned to him by the Board of Directors of the Company (the “Board”). Exhibit A defines the basic Role and Responsibility of the CEO. The Executive will report to the Board of Directors and nothing herein shall interfere with or limit the oversight responsibilities of the Board.  Unless otherwise agreed to by the Executive and the Board, the Executive’s principal base of operation will be based in the Murray, Utah region.

3. Full Time; Best Efforts.  The Executive shall use his best efforts to promote the interests of the Company and shall devote his full business time and efforts to its business and affairs and shall not provide management services to any other company or otherwise engage in business activities that would reasonably be expected to materially interfere with the performance of the Executive’s duties, services and responsibilities hereunder.

4. Compensation and Benefits.  During the Term, the Executive will receive the following compensation and benefits:

(a) Base Salary.  Upon the Company generating positive EBITDA and/or positive operational cash flow during two consecutive quarters as reflected in the Company’s filings with the Securities and Exchange Commission (the “Threshold Requirement”), the Executive will receive salary at the rate of $120,000 annually (the “Base Salary”)   Once the Threshold Requirement is met, the Base Salary will be payable in equal increments not less often than monthly in arrears and in any event consistent with the Company’s payroll policy and practices.  In addition, the Base Salary of the Executive may from time to time be increased, but not decreased, by the Board, in its absolute discretion.

(b) Bonus.  Upon the Threshold Requirement being met, the Executive will also be eligible for annual bonuses with a target amount of 50% of his Base Salary (the “Bonus”).  The actual amount of any Bonus may be more or less than such target and shall be determined by the Board based on the achievement of corporate and individual objectives determined by the Board on an annual basis, in its absolute discretion.  Half (50%) of the Bonus may be paid, in the Company’s discretion, in restricted common stock, par value $0.00001 per share, of the Company (“Common Stock”), at a price per share equal to the weighted average closing price per share of the Common Stock over the twenty most recent trading days on Over-the-Counter Bulletin Board (the “OTCBB”) as reported by a reliable reporting service (“Reporting Service”) as determined by the Company or, if the OTCBB is not the principal trading market for such security, the weighted average closing price per share of the Common Stock over the twenty most recent trading days on the principal securities exchange or trading market where such security is listed or traded.  If the trading price cannot be calculated for such security on such date in the manner provided above, the trading price shall be the fair market value as determined by the Company.  In the event the Company elects to pay all or any portion of such bonus in shares of Common Stock, the payment of such shares shall be deferred at the Executive’s election by crediting such shares to a notional account with the Company and shall be distributed from such account upon the later of (i) the date designated (to the extent consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) by the Executive with respect to such bonus or (ii) the earliest to occur of the 30th day after the first anniversary of the date that annual bonuses are paid in cash or would have been paid to the other members of management of the Company, or the Executive’s death, disability or termination of employment.

(c) Benefits.  In addition to the Base Salary and any Bonus, upon the Threshold Requirement being met, the Executive will also be entitled to receive health, welfare and fringe benefits that are generally available to the Company’s management employees in accordance with the then existing terms and conditions of the Company’s policies.  The Executive will be entitled to reimbursement of all reasonable expenses incurred by him in his performance of services on behalf of the Company hereunder, subject to the presentation of appropriate documentation and other reimbursement policies generally applicable to the Company’s management employees. If such expenses are in an amount of more than $500.00 then a board member or an executive officer must approve such expenses in writing.

(d) Withholding.  The Company will withhold from compensation payable hereunder all applicable federal, state and local withholding taxes.

5. Confidentiality.  The Executive agrees that during the Term and thereafter:

(a) The Executive has not and will not at any time, directly or indirectly, disclose or divulge any Confidential Information (as hereinafter defined), except as reasonably necessary or advisable in connection with the performance of the Executive’s duties for the Company, or except to the extent required by law (but only after the Executive, to the extent practicable given the nature of the legal requirement, has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure).  As used herein, “Confidential Information” means all information concerning the business of the Company or of any of its subsidiaries (“Related Companies”), or any customer or vendor of any of the Related Companies, (whether or not subject to copyright, patent or other intellectual property protection) that has an independent economic value from not being readily known, is not ascertainable by proper means by others and is not generally known to the public, or which would constitute a trade secret as may be defined by the Uniform Trade Secrets Act or under the laws governing this Agreement, and any oral, electronic or written communications thereof, including, but not limited to, specifications, designs, concepts, plans, programs, software, other developments relating to products and services, proposal plans, marketing data and financial information, and all copies and tangible embodiments thereof (in whatever form or medium); provided, that Confidential Information shall not include any information that is publicly available through no fault of the Executive or disclosed pursuant to applicable securities laws.

(b) The Executive has not and shall not make use whatsoever, directly or indirectly, of any Confidential Information at any time, except as reasonably necessary or advisable in connection with the performance of the Executive’s duties for the Company.

(c) Upon the Company’s request at any time and for any reason, the Executive shall immediately deliver to the Company all materials (whether in electronic or hard copy form) in the Executive’s possession which contain or relate to Confidential Information.

(d) When in possession of Confidential Information, the Executive will not engage in any transaction in the Company’s securities.

6. Intellectual Property.

(a) All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein (collectively, the “Developments”) made by the Executive, either alone or in conjunction with others, at any time or at any place during his service with the Company, whether or not reduced to writing or practice during such period, which relate to the business in which any Related Company is then engaged or in which any Related Company then intends to engage, shall be and hereby are the exclusive property of the Company without any further compensation to the Executive.  Any Developments employed and made by the Executive, either solely or jointly with others, within six months following the termination of the Executive’s services hereunder that relate to the Company’s actual day-to-day operations or core competencies in which the Executive was actively involved, shall be irrefutably presumed to have been made in the course of such employment with the use of the Company’s time, materials or facilities.  In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Executive are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company without any further compensation to the Executive.

(b) If, and to the extent, any of the Developments is not considered a “work for hire,” the Executive shall, without further compensation, assign to the Company and does hereby assign to the Company, the Executive’s entire right, title and interest in and to all Developments.  At the Company’s expense and at the Company’s request, the Executive shall provide reasonable assistance and cooperation, including, without limitation, the execution of documents in order to obtain, enforce, defend and/or maintain the Company’s proprietary rights in the Developments throughout the world.  The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings, or such other similar documents, with the same legal force and effect as if executed by the Executive.

7. Noncompetition.  The Executive acknowledges and agrees that in the performance of this Agreement, he will be brought into frequent contact, either in person, by telephone, through electronic means or through the mails, with existing and potential customers and/or partners of the Company.  The Executive also acknowledges that any Confidential Information gained by his during the Term has been developed by the Company through substantial expenditures of time and money and constitutes valuable and unique property of the Company.  The Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s business that the Executive not compete with the Company during the Term and not compete with the Company for a reasonable period after the Term, as further provided in the following provisions.  Accordingly, the Executive agrees that so long as he is an employee of the Company and for 12 months thereafter:

(a) The Executive will not, directly or indirectly, individually or as a consultant to, or employee, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity, other than the Company or a Related Company, engage in or assist any other person or entity to engage in any business which directly or indirectly competes with any business in which the Company or any Related Company is engaging or in which the Company or any Related Company plans to engage or is actively evaluating engaging, during or at the time of the termination of the Executive’s engagement hereunder, anywhere in the United States or anywhere else in the world where the Company or any Related Company does business, or plans to do business or is actively evaluating doing business; provided that nothing contained herein shall prohibit the Executive from being a passive owner of less than one percent (1%) of the outstanding stock or any class of securities of any corporation or other entity which is publicly traded or privately held; and

(b) The Executive will not, directly or indirectly, individually or as a consultant to, or employee, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity solicit or endeavor to entice away from the Company or any Related Company, or offer employment or any consulting arrangement to, or otherwise materially interfere with the business relationship of the Company or any Related Company with, any person or entity who is, or was within the one year period immediately prior to the termination of the Executive’s engagement hereunder, (i) employed by or a consultant to the Company or any Related Company or (ii) a customer or client of, supplier to or other party having material business relations with the Company or any Related Company.

8. Remedies.  Without limiting the remedies available to the Company and any Related Company, the Executive acknowledges that a breach of any of the covenants contained in Sections 5, 6 and 7 herein could result in irreparable injury to the Company and, as applicable, a Related Company, for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company and any affected Related Company, as the case may be, shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Executive from engaging in any activities prohibited by Sections 5, 6 and 7 herein or such other equitable relief as may be required to enforce specifically any of the covenants of Sections 5, 6 and 7 herein.  The foregoing provisions and the provisions of Sections 5, 6 and 7 herein shall survive the term of this Agreement and the termination of the Executive’s engagement hereunder, and shall continue thereafter in full force and effect.

9. Recordings.  The Executive hereby gives the Company and its assigns permission to capture and record his image or likeness by means of photograph, facial imaging or similar means (“Recordings”); to make reasonable edits to these Recordings at its discretion and to incorporate these Recordings into publications, brochures, databases, or any other media (“Publications”); and to use such Recordings and Publications for the limited purposes of marketing, publicizing, or otherwise promoting the products and/or services of the Company or any of its affiliates.

10. Termination.

(a) General.  The engagement of the Executive under this Agreement may be terminated prior to the end of any Term upon thirty (30) days written notice by either party.  Upon the termination of the Executive’s engagement hereunder, this Agreement shall terminate, the Term shall expire on such date and no further compensation shall be payable.

(b)

11. Enforceability, etc.  This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement.  If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

12. Notices.  Any notice, demand or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier or express mail, or mailed by first class certified or registered mail, postage prepaid, return receipt requested as follows:

If to the Executive:

Michael Ahlin
5320 South 900 East, Suite 260
Murray, Utah 84107

If to the Company:

If to the Company:

Gold American Mining Corp.
5320 South 900 East, Suite 260
Murray, Utah 84107
Attention:   Whit Cluff, CFO

With a copy to:
Stephen M. Fleming
Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York 11570
Phone 516-833-5034
Fax 516-977-1209
email: smf@flemingpllc.com

or at such other address as may have been furnished by such person in writing to the other party.

13. Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without regard to its choice of law provisions.

14. Amendments and Waivers.  This Agreement may be amended or modified only by a written instrument signed by the Company and the Executive.  No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party.  The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement.  No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.

15. Binding Effect.  This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns, except that the rights and obligations of the Executive are personal and may not be assigned without the Company’s prior written consent.  Any assignment of this Agreement by the Company shall not constitute a termination of the Executive’s engagement hereunder.

16. Entire Agreement.  This Agreement constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings relating to the subject matter contained herein.

17. Directors’ and Officers’ Insurance; Indemnification.

(a) The Company shall provide the Executive with (i) the coverage applicable to the officers of the Company under the Company’s policies of directors’ and officers’ insurance as may be in effect from time to time, and (ii) the most favorable indemnification that the Company from time to time extends to any of its officers or directors, whether under the Company’s by-laws, Certificate of Incorporation, by contract or otherwise.

(b) The Company shall amend its directors’ and officers’ liability insurance policy to add the Executive as a named insured under such policy.

(c) For so long as the Executive serves as an officer or director of the Company, the Company shall maintain directors’ and officers’ liability insurance with an insurer which maintains a rating of not less than A- by Fitch or A.M. Best with at least the current level of coverage.

18. Representations and Warranties of the Executive.  The Executive represents and warrants to the Company that, as of the date hereof, neither his execution and delivery of this Agreement nor the performance of his obligations hereunder will conflict with, violate or result in a breach of any agreement or obligation to which he is a party or by which he is bound.

19. Representations and Warranties of the Company.  The Company represents and warrants to the Executive that, as of the date hereof:

(a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has all requisite organizational authority to own its property and assets and to conduct its business as presently conducted or proposed to be conducted under this Agreement;

(b) it has the organizational power and authority to execute, deliver and perform its obligations under this Agreement;

(c) all necessary action has been taken to authorize its execution, delivery and performance of this Agreement and this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity;

(d) neither its execution and delivery of this Agreement nor the performance of its obligations hereunder will:

(i) conflict with or violate any provision of its certificate of incorporation or by-laws or equivalent organizational documents;

(ii) conflict with, violate or result in a breach of any constitution, law, judgment, regulation or order of any governmental authority applicable to it; or

(iii) conflict with, violate or result in a breach of or constitute a default under or result in the imposition or creation of any mortgage, pledge, lien, security interest or other encumbrance under any term or condition of any mortgage, indenture, loan agreement or other agreement to which it is a party or by which its properties or assets are bound;

(e) no approval, authorization, order or consent of, or declaration, registration or filing with any governmental authority or third party is required for its valid execution, delivery and performance of this Agreement, except such as have been duly obtained or made; and

(f) there is no action, suit or proceeding, at law or in equity, by or before any court, tribunal or governmental authority or third party pending, or, to its knowledge, threatened, which, if adversely determined, would materially and adversely affect its ability to perform its obligations hereunder or the validity or enforceability of this Agreement.

20. Counterparts.  This Agreement may be executed in any number of counterparts, including counterpart signature pages or counterpart facsimile signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. Review of Agreement.  Each party hereto acknowledges that he or it (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) is voluntarily entering into this Agreement and (c) has not relied upon any representation or statement made by the other party (or its affiliates, equity holders, agents, representatives, employees and attorneys) with regard to the subject matter or effect of this Agreement.  The Executive also acknowledges that his compliance with certain of the provisions of this Agreement is necessary to protect the goodwill, customer relationships and Confidential Information of the Company and each Related Company.

22. Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

23. No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement.

24. Notification of New Employer.  In the event that the Executive is no longer providing services to the Company under this Agreement, the Executive consents to notification by the Company to the Executive’s new employer or its agents regarding the Executive’s rights and obligations under this Agreement.

[Signature Page Follows]

This Agreement has been executed and delivered as a sealed instrument as of the date first above written.

Date: February 25, 2013	Gold American Mining Corp.

/s/ Whit Cluff
By: Whit Cluff Title: CFO

Date: February 25, 2013	/s/ Michael Ahlin
Michael Ahlin

[Signature Page to Employment Agreement]

Exhibit A

Description of CEO Role

The CEO – Role and Responsibility.

a)
Goals and objectives of CEO’s position are to lead the affairs of Gold American Mining Corp. in accordance with the law and corporate bylaws, policies and procedures approved by the Board to optimize growth, profitability and shareholder value.

b)	Duties and responsibilities are:

●	To assure that the directives, policies and procedures approved by the Board are implemented throughout the Corporation.

●	To develop with the Board over the course of time the strategic direction of the Corporation.

●	To use the talents of the Board in advancing the goals and objectives of the Corporation.

●
To establish suitable current and long-term goals and objectives for the Corporation and to develop clear plans for achieving them together with expense and capital budgets.  To present these, at least annually, to the Board for acceptance and approval.

●
To monitor and measure the Corporation’s progress toward achieving the agreed upon goals and objectives.  To report such progress to the Board at each Board meeting in enough detail so the Board may make informed judgments about the Corporations’ health and welfare.

●
To establish both operating procedures and organization, structure and staffing requirements of the Corporation best calculated to assure continued, optimum growth, profitability and return on capital employed.  Recommend these to the Board for approval and acceptance.

●	To recommend to the Board for acceptance and approval such changes in the Corporations’ business, operating

c)	Authority vested in the position.

●
The CEO of the Corporation has the authority needed to carry out the duties and responsibilities of the position and to commit the resources of the Corporation so long as both are done in accordance with applicable laws, the bylaws of the Corporation and the plans, budgets, policies and procedures approved by the Board

●	Portions of the duties and responsibilities as CEO may be delegated to others, but such delegation does not relieve the CEO of the responsibility for carrying out the duties of the position.

d)	Gold American Mining Corp. believes that its CEO should demonstrate the following traits of leadership:

●	Record of high achievement.

●	Unquestionable integrity.

●	Sense of vision.

●	Development of Executive Team.

●	Empowerment of Executive Team.

●	Physical health and stamina.

●	High intelligence.

●	Sense of fairness.

●	Sense of purpose.

●	Ability to rally the total organization and lead them in the achievement of the corporate vision.

●	Focus, but open to opportunity.

●	Strong judgment and ability to make the right decisions.

●	Strong financial acumen and ability to focus on sound financial growth.

●	Common sense.

●	Creative solutions to tough problems.